For Immediate Release

Supertel Hospitality Reports 2014 Results with Improved Revenue and Adjusted EBITDA

NORFOLK, NE., March 23, 2015 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT), today announced its results for the fourth quarter and year ended December 31, 2014.

2014 Fourth Quarter and Full-Year Highlights

•
Net loss attributable to common shareholders was $(3.8) million for the quarter, compared to $(2.2) million in the fourth quarter 2013, and $(19.7) million for the year, compared to $(4.7) million for the prior year.

•
Revenue from continuing operations in the fourth quarter was $13.2 million, an increase of 9.7 percent over the same 2013 period and $57.4 million for the full year, an increase of 6.7 percent over the prior year.

•
Revenue per available room (RevPAR) for the continuing operations hotels in the fourth quarter was $36.63, an increase of 10.2 percent over the same 2013 period, and $40.39 for the year, an increase of 6.8 percent over the prior year.

•	Adjusted EBITDA was $2.4 million for the quarter, compared to $2.1 million in the fourth quarter 2013, and $13.4 million for the full year 2014, compared to $12.4 million for the prior year.

•
Adjusted funds from operations (“AFFO”) was $(0.4) million for the quarter, compared to $(0.8) million in the fourth quarter 2013, and $1.5 million for the year, compared to $(0.4) million for the prior year.

•	Sold three non-core hotels in the fourth quarter and 13 hotels for the full year.

Fourth Quarter Operating and Financial Results

Supertel’s fourth quarter 2014 revenue from continuing operations rose 9.7 percent to $13.2 million compared to the same year-ago period. Revenue per available room (RevPAR) improved by 10.2 percent to $36.63 over the RevPAR for the fourth quarter 2013.  Improving overall market conditions in the Washington D.C. market, increased construction projects in the Midwest and significant capital investments in core hotels have all contributed to the revenue growth.

The company had a 2014 fourth quarter net loss attributable to common shareholders of $(3.8) million, or $(0.80) per basic and diluted share primarily due to the non-cash impact of a $5.7 million change in the fair value of derivative liabilities, compared to a net loss of $(2.2) million or $(0.76) per basic and diluted share for the same 2013 period. The change in fair value is recorded as a derivative gain or loss. When the value of the derivatives increases, a loss is recorded and when it decreases, a gain is recorded. One of the key drivers of the value of the derivatives is the market value of the common stock price.

Funds from operations (FFO) was $(0.6) million for the 2014 fourth quarter, compared to $4.8 million in the same 2013 period.  Adjusted funds from operations (AFFO), which is FFO adjusted to exclude gains and losses on derivative liabilities, acquisition and termination expense, and the terminated equity transactions expense, in the 2014 fourth quarter was $(0.4) million, compared to $(0.8) million in the same 2013 period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $(0.3) million for the 2014 fourth quarter, compared to $1.6 million in the same year-ago period.  Adjusted EBITDA was $2.4 million, compared to $2.1 million for the 2013 fourth quarter.  Adjusted EBITDA is EBITDA before noncontrolling interest, net gain/loss on disposition of assets, impairment, preferred stock dividends declared and undeclared, unrealized gain/loss on derivatives, acquisition and termination expense, gain on debt conversion and the expenses of the terminated equity transactions.

In the fourth quarter 2014, the 47-hotel same store portfolio reported an increase in revenue per available room (RevPAR) of 10.2 percent to $36.63, driven by a 7.4 percent improvement in occupancy to 58.4 percent, coupled with a 2.6 percent increase in average daily rate (ADR) to $62.70, compared to the 2013 fourth quarter.

Full-Year Operating and Financial Results

Revenues from continuing operations in 2014 increased $3.6 million or 6.7 percent compared to 2013. The increase can be partially attributed to continued strength in the core midscale portfolio driven primarily by Choice branded properties.  Strong construction activity in the Midwest portfolio also contributed to the increase as the mild fall/early winter weather allowed construction and railroad crews to continue working on existing projects. Additionally, the two Alexandria, Virginia properties benefited significantly from local market recovery.

Net loss attributable to common shareholders for 2014 was $(19.7) million, or $(5.05) per basic and diluted share, compared with a 2013 net loss attributable to common shareholders of $(4.7) million, or $(1.63) per basic and diluted share for the same period.  Of the loss, $14.4 million was the non-cash impact of an increase in the valuation of the derivative liabilities for the year. The fair value of the derivative liabilities increased by an aggregate of $14.4 million and decreased by an aggregate of $10.0 million during 2014 and 2013, respectively. The change in fair value is recorded as a derivative gain or loss. The loss in the current year is primarily due to a change in the conversion price of the Series C Preferred stock and exercise price of the related warrants following the completion of the company’s 2014 second quarter subscription rights offering.

For the full year 2014, the company recorded $2.9 million of impairment charges, including $1.6 million against discontinued operations properties and $1.3 million against continuing operations properties, compared to $7.1 million of total impairment charges in 2013.

FFO for the full year 2014 was $(13.0) million, compared to $7.9 million for the same 2013 period.  Adjusted FFO for 2014 was $1.5 million, compared to $(0.4) million reported at December 31, 2013, an increase of $1.9 million.  The increase in adjusted FFO is primarily a result of strengthened industry demand and operating efficiencies.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $(4.6) million compared with $12.0 million for 2013. Adjusted EBITDA, which is EBITDA before noncontrolling interest, net gain/loss on disposition of assets, impairment, preferred stock dividends, unrealized gain/loss on derivatives, acquisition expense and terminated equity transactions, increased to $13.4 million, compared to $12.4 million for 2013, an increase of $1.0 million.

The portfolio of 47 same store hotels in 2014, compared with the same period a year earlier, had a 6.8 percent increase in RevPAR to $40.39, caused by a 5.7 percent increase in occupancy to 63.3 percent, and a 1.0 percent increase in ADR to $63.78.

Transaction Highlights

On June 6, 2014, the company concluded a rights offering, a total of 1,787,204 subscription rights to purchase an equal number of common shares were exercised for $2,849,526.  Real Estate Strategies (RES) applied the amount owed to it under a $2.0 million loan to purchase 1,250,000 of the common stock issued.

Disposition Program

During 2014 the company sold 13 hotels with an aggregate of 1,265 rooms for combined gross proceeds of $22.3 million. The proceeds were used to pay off underlying loans.

Sale Date 2014	Hotel	Location	Rooms	Sale Price (in millions)
03/10/14	Super 8	Shawano, WI	55	$ 1.1
04/24/14	Baymont Inn & Suites	Brooks, KY	65	$ 1.7
05/06/14	Super 8	Omaha (West Dodge), NE	101	$ 1.6
06/04/14	Super 8	Boise, ID	108	$ 2.8
06/11/14	Super 8	Clarinda, IA	40	$ 1.7
06/23/14	Super 8	Norfolk, NE	64	$ 1.4
07/15/14	Savannah Suites	Jonesboro, GA	172	$ 1.4
08/21/14	Savannah Suites	Stone Mountain, GA	140	$ 1.5
09/19/14	Super 8	Moberly, MO	60	$ 1.7
09/30/14	Super 8	Omaha ("M" Street), NE	116	$ 1.9
10/15/14	Days Inn	Sioux Falls (Empire), SD	79	$ 2.3
10/17/14	Days Inn	Shreveport, LA	148	$ 1.3
11/06/14	Super 8	Terre Haute, IN	117	$ 1.9
			1,265	$ 22.3

Following the close of the 2014 fourth quarter, the company sold the following hotels:

Sale Date 2015	Hotel	Location	Rooms	Sale Price (in millions)
01/15/15	Super 8	West Plains, MO	49	$ 1.5
01/29/15	Super 8	Green Bay, WI	83	$ 2.2
03/16/15	Super 8	Columbus, GA	74	$ 0.9
03/19/15	Sleep Inn & Suites	Omaha, NE	90	$ 2.9
			296	$ 7.5

Proceeds from the sales were used to pay down associated debt and reduce the balance of the revolving credit facility.

Currently, the company is marketing eight hotels for sale and expects to generate approximately $24.6 million in gross proceeds.

Capital Reinvestment

The company invested $3.4 million in capital improvements throughout the portfolio in 2014 to upgrade its properties and maintain brand standards. Notable capital improvements in 2014 included a lobby and fitness center expansion and renovation at the Green Bay, Wisconsin Super 8; interior pool enhancements and exterior patio upgrades at the Fort Wayne, Indiana Comfort Suites; guestroom and lobby renovations at the Pittsburg, Kansas Super 8; and guestroom renovations at the Alexandria, Virginia Comfort Inn.

Balance Sheet

On December 30, 2014 the company converted the rate on the $4.1 million mortgage loan with GE Capital from 3.73 percent variable to 4.75 percent fixed.

In 2014, the company reduced debt by $25.4 million to $92.7 million, in connection with the sale of non-core assets.  As of December 31, 2014, Supertel had $74.3 million in outstanding debt on its continuing operations hotels with an average term of 2.0 years and weighted average annual interest rate of 6.5 percent.

After the close of the fourth quarter, the company entered into a modification agreement with GE Franchise Finance Commercial LLC (GE) to extend the maturity date of the $10.7 million loan to December 15, 2015.

Dividends

The company did not declare a dividend on common stock in 2014. The company’s board of directors elected to suspend the payment of monthly dividends commencing December 31, 2013 on the outstanding shares of its 8.00% Series A Cumulative Convertible Preferred Stock (NASDAQ: SPPRP), quarterly dividends on the outstanding shares of its 10.00% Series B Preferred Cumulative Stock (NASDAQ: SPPRO), and the quarterly dividends on the outstanding shares of its 6.25% Series C Cumulative Convertible Preferred Stock to preserve capital and improve liquidity.  The board of directors will continue to monitor the dividend policy.

Outlook

“The results in the fourth quarter 2014, and full year 2014, reflect a significant improvement in the company’s hotel portfolio contribution,” said Bill Blackham, recently appointed Supertel Chief Executive Officer. “While the hotel portfolio RevPAR increases of 6.8 percent lagged the 8.3 percent increase for total industry chain scales in 2014, it is significant to note that the portfolio experienced a 10.2 percent RevPAR increase in the fourth quarter compared to 8.9 percent for total industry chain scales.  The portfolio experienced a respectable flow through in our continuing operations hotels of 66.6 percent from increased revenues. This was enhanced by continuing operating efficiencies through asset management, causing property operating income margin expansion for the year to increase from 20.6 percent in 2013 to 24.3 percent in 2014. Additionally, the portfolio’s quality improved as a result of the dispositions of non-strategic hotels in both 2014 and in prior periods.

“The true performance for the company in 2014 is also less apparent due to the $14.4 million charge for changes in the derivatives’ fair value in 2014, compared to a $10 million gain in 2013, which is an ongoing GAAP required non-cash valuation adjustment affecting our income statement and is really not connected to our operating performance,” Blackham noted. “Simply eliminating this and other non-cash, non-routine charges results in an Adjusted EBITDA of $13.4 million in 2014 compared to $12.4 million in 2013.  It is also important to communicate that underwriting standards in the debt markets became more relaxed in 2014 with improving economic conditions and the company is in a much better position to refinance its debts going forward in the near term as maturities arise.”

About Supertel Hospitality, Inc.

Supertel Hospitality, Inc. (NASDAQ: SPPR) is a self-administered real estate investment trust that specializes in the ownership of select-service hotels.  The company currently owns 52 hotels comprising 4,502 rooms in 20 states.  Supertel’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Choice and Wyndham.  For more information or to make a hotel reservation, visit www.supertelinc.com.

Contact:
Krista Arkfeld, Director of Corporate Communications
karkfeld@supertelinc.com
402-371-2520

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data:

Balance Sheet
As of December 31, 2014 and 2013
(In thousands, except share and per share data)

	As of
	December 31, 2014	December 31, 2013

ASSETS
Investments in hotel properties	$182,262	$183,160
Less accumulated depreciation	68,533	65,933
	113,729	117,227

Cash and cash equivalents	173	45
Accounts receivable, net of allowance for
doubtful accounts of $25 and $20	1,190	1,083
Prepaid expenses and other assets	4,262	4,000
Deferred financing costs, net	1,637	2,601
Investment in hotel properties, held for sale, net	25,453	47,129

	$146,444	$172,085

LIABILITIES AND EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$6,666	$7,745
Derivative liabilities, at fair value	20,337	5,907
Debt related to hotel properties held for sale	18,410	41,087
Long-term debt	74,277	76,958
	119,690	131,697

Redeemable preferred stock
10% Series B, 800,000 shares authorized; $.01 par value,
332,500 shares outstanding, liquidation preference of $8,312	7,662	7,662

EQUITY
Shareholders' equity
Preferred stock, 40,000,000 shares authorized;
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270
shares outstanding, liquidation preference of $8,033	8	8
6.25% Series C, 3,000,000 shares authorized, $.01 par value, 3,000,000
shares outstanding, liquidation preference of $30,000	30	30
Common stock, $.01 par value, 200,000,000 shares authorized;
4,692,965 and 2,897,539 shares outstanding	47	29
Additional paid-in capital	137,900	135,293
Accumulated deficit	(118,983)	(102,747)
Total shareholders' equity	19,002	32,613

Noncontrolling interest
Noncontrolling interest in consolidated partnership,
redemption value $25 and $87	90	113

Total equity	19,092	32,726

	$146,444	$172,085

Statement of Operations
For the three and twelve months ended December 31, 2014 and 2013, respectively
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	Unaudited	Unaudited
	2014	2013	2014	2013
REVENUES
Room rentals and other hotel services	$13,157	$11,993	$57,409	$53,782

EXPENSES
Hotel and property operations	10,322	9,898	43,256	42,044
Depreciation and amortization	1,593	1,582	6,437	6,258
General and administrative	1,202	938	4,192	3,923
Acquisition and termination expense	0	(15)	0	713
Terminated equity transactions	0	(32)	76	1,050
	13,117	12,371	53,961	53,988

EARNINGS (LOSS) BEFORE NET GAINS (LOSSES)
ON DISPOSITIONS OF ASSETS, OTHER INCOME,
INTEREST EXPENSE, AND INCOME TAXES	$40	$(378)	$3,448	$(206)

Net gain (loss) on dispositions of assets	(36)	(1)	1	(47)
Derivative gain (loss)	(212)	5,534	(14,430)	10,028
Other income (loss)	3	23	116	34
Interest expense	(1,697)	(1,394)	(7,019)	(5,399)
Loss on debt extinguishment	(18)	(89)	(158)	(458)
Impairment losses	(1,388)	(2,266)	(1,269)	(2,438)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	$(3,308)	$1,429	$(19,311)	$1,514

Income tax (expense) benefit	0	0	0	0

EARNINGS (LOSS) FROM
CONTINUING OPERATIONS	$(3,308)	$1,429	$(19,311)	$1,514

Gain (loss) from discontinued operations	413	(2,794)	3,052	(2,867)

NET LOSS	$(2,895)	$(1,365)	$(16,259)	$(1,353)

Loss attributable to noncontrolling interest	4	2	23	2

NET LOSS ATTRIBUTABLE
TO CONTROLLING INTERESTS	$(2,891)	$(1,363)	$(16,236)	$(1,351)

Preferred stock dividend declared and undeclared	(879)	(838)	(3,452)	(3,349)

NET LOSS ATTRIBUTABLE
TO COMMON SHAREHOLDERS	$(3,770)	$(2,201)	$(19,688)	$(4,700)

NET EARNINGS (LOSS) PER COMMON SHARE
- BASIC AND DILUTED:
EPS from continuing operations	$(0.89)	$0.21	$(5.84)	$(0.64)
EPS from discontinued operations	$0.09	$(0.97)	$0.79	$(0.99)
EPS Basic and Diluted	$(0.80)	$(0.76)	$(5.05)	$(1.63)

Reconciliation of Non-GAAP Financial Measures
 Funds From Operations
(Unaudited - In thousands, except per share data)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013
Weighted average number of shares
outstanding for EPS
basic	4,691	2,891	3,897	2,890
diluted	4,691	2,891	3,897	2,890
Weighted average number of shares
outstanding for FFO per share
basic	4,691	2,891	3,897	2,890
diluted	4,691	10,392	3,897	10,392

Reconciliation of Weighted average
number of shares for EPS diluted
to FFO per share diluted:
EPS diluted shares	4,691	2,891	3,897	2,890
Common stock issuable
upon exercise or conversion of:
Restricted stock	0	1	0	2
Warrants	0	3,750	0	3,750
Series A Preferred Stock	0	3,750	0	3,750
FFO, Number of Diluted Shares	4,691	10,392	3,897	10,392

Denominator:
Weighted average number
of common shares - basic Adjusted FFO	4,691	2,891	3,897	2,890
Restricted stock	0	0	5	0
Convertible loan	0	0	551	0
Preferred stock	0	0	12,134	0
Warrants	0	0	3,750	0
Weighted average number
of common shares - diluted Adjusted FFO	4,691	2,891	20,337	2,890

Reconciliation of net loss to FFO
and Adjusted FFO, basic and diluted
Net loss attributable
to common shareholders	$(3,770)	$(2,201)	$(19,688)	$(4,700)
Depreciation and amortization,
including discontinued operations	1,593	1,743	6,549	7,294
Net (gain) loss on disposition of assets	26	(144)	(2,750)	(1,806)
Impairment	1,523	5,363	2,921	7,086
FFO available to common shareholders-basic	$(628)	$4,761	$(12,968)	$7,874
Series C Preferred Stock	0	0	0	1,875
FFO available to common shareholders-diluted	$(628)	$4,761	$(12,968)	$9,749

FFO available to common shareholders-basic	$(628)	$4,761	$(12,968)	$7,874
Unrealized (gain) loss on derivatives	212	(5,534)	14,430	(10,028)
Acquisition and termination expense	0	(15)	0	713
Gain on debt conversion	0	0	(88)	0
Terminated equity transactions	0	(32)	76	1,050
Adjusted FFO - basic	$(416)	$(820)	$1,450	$(391)
Convertible debt	0	0	85	0
Series C Preferred Stock	0	0	1,949	0
Adjusted FFO- diluted	$(416)	$(820)	$3,484	$(391)

FFO per share - basic	$(0.13)	$1.65	$(3.33)	$2.72
Adjusted FFO per share - basic	$(0.09)	$(0.28)	$0.37	$(0.14)
FFO per share - diluted	$(0.13)	$0.46	$(3.33)	$0.94
Adjusted FFO per share - diluted	$(0.09)	$(0.28)	$0.17	$(0.14)

FFO and Adjusted FFO (“AFFO”) are non-GAAP financial measures.  We consider FFO and AFFO to be market accepted measures of an equity REIT's operating performance, which are necessary, along with net earnings (loss), for an understanding of our operating results.  FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation, amortization and impairment of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition.  AFFO is FFO adjusted to exclude gains or losses on derivative liabilities and gain on debt conversion, which are non-cash charges against income and which do not represent results from our core operations. AFFO also adds back acquisition costs and equity offering expense. FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.  FFO and AFFO should not be considered as alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.  All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

Diluted FFO per share and diluted Adjusted FFO per share are computed after adjusting the numerator and denominator of the basic computation for the effects of any dilutive potential common shares outstanding during the period. The Company’s outstanding stock options and certain warrants to purchase common stock would be antidilutive and are not included in the dilution computation.

We use FFO and AFFO as performance measures to facilitate a periodic evaluation of our operating results relative to those of our peers.  We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

EBITDA and Adjusted EBITDA
(Unaudited - In thousands)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013

RECONCILIATION OF NET LOSS
TO EBITDA AND ADJUSTED EBITDA
Net loss attributable to common shareholders	$ (3,770)	$ (2,201)	$ (19,688)	$ (4,700)
Interest expense, including discontinued operations	1,874	1,987	8,256	8,277
Loss on debt extinguishment	18	108	278	1,164
Income tax benefit, including discontinued operations	-	-	-	-
Depreciation and amortization,
including discontinued operations	1,593	1,742	6,549	7,294
EBITDA	(285)	1,636	(4,605)	12,035
Noncontrolling interest	(4)	(2)	(23)	(2)
Net gain on disposition of assets	26	(144)	(2,750)	(1,806)
Impairment	1,523	5,363	2,921	7,086
Preferred stock dividend declared and undeclared	879	838	3,452	3,349
Unrealized (gain) loss on derivatives	212	(5,534)	14,430	(10,028)
Acquisition and termination expense	-	(15)	-	713
Gain on debt conversion	-	-	(88)	-
Terminated equity transactions	-	(32)	76	1,050
Adjusted EBITDA	$ 2,351	$ 2,110	$ 13,413	$ 12,397

EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We calculate EBITDA and Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though EBITDA and Adjusted EBITDA also do not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we add back noncontrolling interest, net (gain) loss on disposition of assets, preferred stock dividends, acquisition expenses and equity offering expense which are cash charges. We also add back impairment and unrealized gain or loss on derivatives and gain on debt conversion, which are non-cash charges.

EBITDA and Adjusted EBITDA do not represent cash generated from operating activities determined by GAAP and should not be considered as alternatives to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA and Adjusted EBITDA are not measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither do the measurements reflect cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA and Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

Property Operating Income (POI) – Continuing and Discontinued Operations

This presentation includes non-GAAP financial measures, and should not be considered as an alternative to loss from continuing operations or loss from discontinued operations, net of tax.  The company believes that the presentation of hotel property operating income (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results. Same store results for the quarter are for 47 hotels in continuing operations.

Unaudited-In thousands, except statistical data:	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013
Total Same Store Hotels:
Revenue per available room (RevPAR):	$36.63	$33.23	$40.39	$37.81
Average daily room rate (ADR):	$62.70	$61.10	$63.78	$63.16
Occupancy percentage:	58.4%	54.4%	63.3%	59.9%

Revenue from room rentals and
other hotel services consists of:
Room rental revenue	$12,665	$11,487	$55,385	$51,854
Telephone revenue	2	3	9	11
Other hotel service revenues	490	503	2,015	1,917
Total revenue from room rentals
and other hotel services	$13,157	$11,993	$57,409	$53,782

Hotel and property operations expense
Total hotel and property operations expense	$10,322	$9,898	$43,256	$42,044

Property Operating Income ("POI")
Total property operating income	$2,835	$2,095	$14,153	$11,738

POI as a percentage of revenue from room rentals
and other hotel services
Total POI as a percentage of revenue	21.5%	17.5%	24.7%	21.8%

Discontinued Operations

Room rentals and other hotel services
Total room rental and other hotel services	$2,318	$4,754	$14,969	$25,228

Hotel and property operations expense
Total hotel and property operations expense	$1,601	$3,823	$11,545	$20,680

Property Operating Income ("POI")
Total property operating income	$717	$931	$3,424	$4,548

POI as a percentage of revenue from
room rentals and other hotel services
Total POI as a percentage of revenue	30.9%	19.6%	22.9%	18.0%

POI from continuing operations is reconciled to net loss as follows:
(Unaudited - In thousands)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013
Net loss	$(2,895)	$(1,365)	$(16,259)	$(1,353)
Depreciation and amortization, including discontinued operations	1,593	1,742	6,549	7,294
Net gain on disposition of assets, including discontinued operations	27	(142)	(2,750)	(1,806)
Derivative (gain) loss	212	(5,534)	14,430	(10,028)
Other income	(3)	(23)	(116)	(34)
Interest expense, including discontinued operations	1,874	1,987	8,256	8,277
Loss on debt extinguishment	18	108	278	1,164
General and administrative expense	1,203	937	4,192	3,923
Acquisition and termination expense	0	(15)	0	713
Terminated equity transactions	0	(32)	76	1,050
Impairment losses	1,523	5,363	2,921	7,086
Room rentals and other hotel services - discontinued operations	(2,318)	(4,754)	(14,969)	(25,228)
Hotel and property operations expense - discontinued operations	1,601	3,823	11,545	20,680
POI--continuing operations	$2,835	$2,095	$14,153	$11,738

POI from discontinued operations is reconciled to loss from discontinued operations, net of tax, as follows:
(Unaudited - In thousands)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013
Gain (loss) from discontinued operations	$413	$(2,794)	$3,052	$(2,867)
Depreciation and amortization
from discontinued operations	0	161	112	1,036
Net gain on disposition of assets
from discontinued operations	(8)	(144)	(2,749)	(1,853)
Interest expense from discontinued operations	177	592	1,237	2,878
Loss on debt extinguishment	0	20	120	706
Impairment losses from discontinued operations	135	3,096	1,652	4,648
Income tax benefit from discontinued operations	0	0	0	0
POI - discontinued operations	$717	$931	$3,424	$4,548

	Three months		Twelve months
	ended December 31,		ended December 31,
	2014	2013	2014	2013
POI--continuing operations	2,835	2,095	14,153	11,738
POI--discontinued operations	717	931	3,424	4,548
Total - POI	$3,552	$3,026	$17,577	$16,286

Total POI as a percentage of revenues	23.0%	18.1%	24.3%	20.6%

Results of Operations
For three and twelve months ended December 31, 2014 and 2013, respectively
The following table represents our RevPAR, ADR and occupancy by region and by chain scale for the three and twelve months ended December 31, 2014 and 2013, respectively. The comparisons of same store operations are for 47* hotels owned as of October 1, 2013 and January 1, 2013, respectively and include 44 held for use hotels and three held for sale hotels that are classified in continuing operations. Same store calculations exclude nine properties which are held for sale and included in discontinued operations.

Region	Three months ended December 31, 2014			Three months ended December 31, 2013

	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR
Mountain	$ 35.72	62.8%	$ 56.86	$ 29.30	52.7%	$ 55.61
West North Central	33.41	61.2%	54.62	30.61	58.9%	52.00
East North Central	41.80	59.4%	70.37	38.21	56.3%	67.81
Middle Atlantic/New England	40.72	70.0%	58.18	38.09	67.8%	56.21
South Atlantic	38.55	53.2%	72.48	34.91	48.8%	71.52
East South Central	36.98	56.7%	65.24	34.21	53.9%	63.52
West South Central	21.04	60.6%	34.70	15.92	43.2%	36.86
Total Same Store	$ 36.63	58.4%	$ 62.70	$ 33.23	54.4%	$ 61.10

States included in the Regions
Mountain	Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic	Pennsylvania
South Atlantic	Florida, Maryland, North Carolina, Virginia and West Virginia
East South Central	Kentucky and Tennessee
West South Central	Louisiana

Region	Twelve months ended December 31, 2014			Twelve months ended December 31, 2013

	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR
Mountain	$ 43.83	72.6%	$ 60.37	$ 39.78	68.6%	$ 58.03
West North Central	35.08	64.7%	54.20	33.30	62.9%	52.92
East North Central	45.32	64.4%	70.36	43.31	62.8%	68.91
Middle Atlantic/New England	42.47	71.0%	59.85	41.95	69.8%	60.12
South Atlantic	45.40	61.1%	74.31	41.90	56.2%	74.58
East South Central	39.48	59.6%	66.20	36.36	56.6%	64.25
West South Central	21.76	59.6%	36.49	17.66	44.0%	40.13
Total Same Store	$ 40.39	63.3%	$ 63.78	$ 37.81	59.9%	$ 63.16

*The following properties have been removed from the same store continuing operations portfolio during the 2014 reporting period and classified as held for sale in discontinued operations:

Boise, Idaho Super 8
Columbus, Georgia Super 8
Terre Haute, Indiana Super 8
Green Bay, Wisconsin Super 8

The following property has been removed from the held for sale portfolio during the reporting period and reclassified as held for use, and is now included in the continuing operations presentation:

Sioux Falls, South Dakota (Airport) Days Inn

Brand	Three months ended December 31, 2014			Three months ended December 31, 2013

	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR
Upscale
Hilton Garden Inn	$ 67.84	60.5%	$ 112.14	$ 65.24	56.1%	$ 116.39
Total Upscale	$ 67.84	60.5%	$ 112.14	$ 65.24	56.1%	$ 116.39
Upper Midscale
Comfort Inn/Suites	43.85	60.4%	72.65	39.84	56.4%	70.64
Other Upper Midscale	32.46	57.9%	56.10	27.26	45.1%	60.45
Total Upper Midscale	$ 43.36	60.2%	$ 71.96	$ 39.29	55.9%	$ 70.29
Midscale
Sleep Inn	26.71	46.3%	57.67	19.44	37.1%	52.44
Quality Inn	32.75	47.5%	68.96	28.16	43.0%	65.46
Total Midscale	$ 30.19	47.0%	$ 64.24	$ 24.46	40.5%	$ 60.40
Economy
Days Inn	27.39	54.4%	50.38	24.06	47.5%	50.70
Super 8	32.73	61.4%	53.33	29.91	59.0%	50.68
Other Economy	36.24	51.8%	69.93	35.64	51.6%	69.07
Total Economy	$ 31.43	58.3%	$ 53.91	$ 28.66	54.7%	$ 52.35

Total Same Store Hotels	$ 36.63	58.4%	$ 62.70	$ 33.23	54.4%	$ 61.10

Brand	Twelve months ended December 31, 2014			Twelve months ended December 31, 2013

	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR
Upscale
Hilton Garden Inn	$ 75.49	66.6%	$ 113.30	$ 77.38	63.0%	$ 122.92
Total Upscale	$ 75.49	66.6%	$ 113.30	$ 77.38	63.0%	$ 122.92
Upper Midscale
Comfort Inn/Suites	47.75	64.8%	73.72	44.54	61.8%	72.10
Other Upper Midscale	30.82	49.7%	61.98	30.23	46.8%	64.59
Total Upper Midscale	$ 47.02	64.1%	$ 73.32	$ 43.92	61.1%	$ 71.85
Midscale
Sleep Inn	36.05	54.7%	65.89	32.43	49.4%	65.71
Quality Inn	37.18	51.6%	71.99	31.09	44.1%	70.56
Total Midscale	$ 36.70	52.9%	$ 69.31	$ 31.66	46.3%	$ 68.36
Economy
Days Inn	31.71	61.1%	51.88	29.46	55.5%	53.09
Super 8	34.78	65.7%	52.97	32.64	63.7%	51.25
Other Economy	44.57	59.8%	74.55	42.05	54.3%	77.40
Total Economy	$ 34.78	63.7%	$ 54.59	$ 32.57	60.3%	$ 54.04

Total Same Store Hotels	$ 40.39	63.3%	$ 63.78	$ 37.81	59.9%	$ 63.16